Exhibit 99.1

Cyclerion Regains Compliance with Nasdaq Minimum Bid Price Requirement

CAMBRIDGE, Mass., June 1, 2023 — Cyclerion Therapeutics, Inc. (“Cyclerion” or the “Company”) (Nasdaq: CYCN) today announced that it has received a formal notice from The Nasdaq Stock Market (Nasdaq) stating that Cyclerion has regained compliance with the $1.00 per share minimum bid price requirement pursuant to Nasdaq Listing Rule 5550(a)(2), and that Cyclerion is in compliance with all applicable listing standards.

On June 1, 2022, Cyclerion was notified by Nasdaq that it was not in compliance with the minimum bid price rule because its common stock failed to meet the closing bid price of $1.00 or more for 30 consecutive business days. In order to regain compliance with the Rule, the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days. This requirement was met on May 30, 2023, the tenth consecutive trading day when the closing bid price of the Company's common stock was over $1.00. This matter is now closed.

Cyclerion’s stock will continue to be listed and traded on the Nasdaq Capital Market.

About Cyclerion Therapeutics

Cyclerion Therapeutics is a clinical-stage biopharmaceutical company on a mission to develop treatments for serious diseases. Cyclerion’s portfolio includes novel sGC stimulators that modulate a key node in a fundamental signaling network in both the CNS and the periphery. The multidimensional pharmacology elicited by the stimulation of sGC has the potential to impact a broad range of diseases. Zagociguat is a CNS-penetrant sGC stimulator that has shown rapid improvements across a range of endpoints reflecting multiple domains of disease activity, including mitochondrial disease-associated biomarkers. CY3018 is a CNS-targeted sGC stimulator in preclinical development that preferentially localizes to the brain and has a pharmacology profile that suggests its potential for the treatment of neuropsychiatric diseases and disorders. Praliciguat is a systemic sGC stimulator that is licensed to Akebia and being advanced in rare kidney disease. Olinciguat is a vascular sGC stimulator that the Company intends to out-license for cardiovascular diseases. For more information about Cyclerion, please visit https://www.cyclerion.com/ and follow us on Twitter (@Cyclerion) and LinkedIn (www.linkedin.com/company/cyclerion).

Investors and Media Inquiries

Cyclerion Investor Relations

Phone: 857-327-8778

Email: IR@cyclerion.com